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                                                                    EXHIBIT 10.1




October 16, 2002



James A. Cunningham, Jr.
32 Commonwealth Avenue
Great Barrington, MA  01230


Dear Jim:

This letter agreement (the "Agreement") sets forth the agreement that we have reached regarding your resignation from your regular, full-time employment and all offices and positions you hold with Berkshire Bank ("Berkshire Bank") and Berkshire Hills Bancorp, Inc. (the "Holding Company") and their related and affiliated entities (collectively, "Berkshire").

In exchange for the promises set forth below, you and Berkshire agree as follows:

         1.    RESIGNATION

         You hereby resign effective as of October 16, 2002 (the "Resignation Date") as President and Chief Executive Officer and from all other positions, including any offices, directorships or employment that you hold with Berkshire or any subsidiary or affiliate of Berkshire as well as with the Greater Berkshire Foundation, Inc. and the Berkshire Hills Foundation. Said resignations are hereby accepted by Berkshire. You agree that you will announce your resignation in a manner consistent with the Press Release attached at Exhibit A.

         2.    PERIODIC POST RESIGNATION PAYMENTS

         Berkshire will make a lump sum payment within thirty (30) days of the Effective Date (as defined in Section 16(c)) equal to the sum of the amounts set forth or determined pursuant to Sections 2(a) through (e).

               (a) SEVERANCE PAY. Berkshire shall pay you $1,156,895, which represents a pro rata bonus for 2002 of $25,709 plus three times the sum of (i) your base salary rate of $342,784 plus (ii) incentive compensation of $34,278 which represents ten (10) percent of your base salary.

               (b) 401(K), ESOP, SUPPLEMENTAL PLAN. Berkshire will pay you $140,205, which represents three times the total annual contribution of $46,735 that it made to your 401(k) ($14,000 year to date, 2002), the ESOP ($16,899), and the Supplemental Plan ($15,836).

               (c) CLUB DUES, AUTOMOBILE AND CELLULAR PHONE. Berkshire will pay you $20,553, which represents three times the annual amount paid on an after tax basis to permit you to maintain your club membership at the Pittsfield Country Club. In addition, Berkshire will transfer to you the title to the Lincoln Navigator you are currently operating. You will be


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James A. Cunningham, Jr.
October 16, 2002
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responsible for all other costs and expenses associated with ownership and operation of the automobile.

               (d) STOCK OPTIONS. Berkshire shall pay you $801,132.25 which equals the difference between $24.00 and the option exercise price of $16.75 multiplied by 110,501 which is the number of shares of stock which you had an unvested option to purchase as of the Resignation Date.

               (e) RESTRICTED STOCK. Berkshire shall pay you $1,473,360 which equals $24.00 multiplied by 61,390, which is the number of shares of unvested restricted stock in the Holding Company that have been issued to you. Berkshire will also pay you $42,658.41 which represents an amount equal to the value of the accumulated dividends for the unvested shares from the date of the initial award of the restricted stock.

         3.    BENEFIT CONTINUATION

         To the extent permitted by the respective benefit plans, you will be permitted to participate in medical and dental insurance plans during the Severance Pay Period (defined as the period between the Resignation Date and October 16, 2005) or until you are re-employed, whichever is earlier. Since the terms of the life insurance and long term disability plans do not permit you to participate after the Resignation Date, Berkshire will pay you $4,480.05, an amount equal to three times the annual premiums of $1,493.35 for such benefits. Your rights to medical and dental coverage under COBRA will run concurrently with the coverage provided under this Agreement from the Resignation Date. Your co-payment obligation for the continuation of medical and dental coverage will be withheld from the lump sum payment. The co-payment obligation that will be withheld is $4,530 which represents three times your annual co-payment of $1,510.

         4.    SPLIT DOLLAR LIFE INSURANCE

         Berkshire will continue to pay split-dollar life insurance premiums under the terms of the Split-Dollar Agreements during the Severance Pay Period. The Split-Dollar Agreements include the following four policies: Security Life of Denver (Policy No. 1544997); Security Life of Denver (Policy No. 1550180); Nationwide Life (Policy No. N100380990); and Nationwide Life (Policy No. 101217940).

         5.    TAX TREATMENT

         Berkshire shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require Berkshire to make any payments to compensate



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James A. Cunningham, Jr.
October 16, 2002
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you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

         6.    RETURN OF PROPERTY

         You agree to return to Berkshire, on or before the Resignation Date, all of its property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any other documents (including computerized data and any copies made of any computerized data or software) containing information concerning Berkshire, its business or its business relationships (in the latter two cases, actual or prospective). In the event that you discover that you continue to retain any such property after the Resignation Date, you shall return it to Berkshire immediately.

         7.    CONFIDENTIAL INFORMATION

         You recognize and acknowledge that knowledge of the business activities and plans for business activities of Berkshire is a valuable, special and unique asset of Berkshire's business. You agree that you will not disclose at any time any knowledge of the past, present, planned or considered business activities of Berkshire to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the Board of Directors or required by law. Notwithstanding the foregoing, you may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of Berkshire. In the event that you breach or threaten to breach this Section 7, Berkshire will be entitled to an injunction restraining you from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of Berkshire or from rendering any services to any person, firm, corporation or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting Berkshire from pursuing any other remedies available to Berkshire for such breach or threatened breach, including the recovery of damages from you.

         8.    NONCOMPETITION

         You agree not to compete with Berkshire for a period of one (1) year following the Resignation Date in any city, town or county in which your normal business office is located or in which Berkshire has an office or has filed an application for regulatory approval to establish an office, determined as of the Resignation Date, except as agreed to pursuant to a resolution duly adopted by the Board of Directors. You agree that during such period and within said cities, towns and counties, you shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of Berkshire. Recognizing that irreparable injury will result to Berkshire, its business and property in the event of your breach of this Section 8, you agree that in the event of any such breach by you, Berkshire will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by you, your



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James A. Cunningham, Jr.
October 16, 2002
Page 4


partners, agents, servants, employees and all persons acting for or under your direction. You represent and admit that your experience and capabilities are such that you can obtain employment in a business engaged in other lines and/or of a different nature than Berkshire, and that the enforcement of a remedy by way of injunction will not prevent you from earning a livelihood. Nothing herein will be construed as prohibiting Berkshire or its subsidiaries from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from you.

         9.    RELEASE CLAIMS

               (a) BY YOU. In consideration for, among other terms, the payments and benefits described in Sections 2, 3 and 4, you voluntarily release and forever discharge Berkshire, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the "Releasees") generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown ("Claims") that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

         o relating to your employment by and resignation from employment with Berkshire;

         o arising from or out of the June 27, 2000 employment agreement between you and the Holding Company and/or the June 27, 2000 employment agreement between you and Berkshire Bank;

         o    of wrongful discharge;

         o    of breach of contract;

         o of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, and Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964);

         o under any other federal or state statute (including, without limitation, Claims under the Family Medical Leave Act and Claims under the Worker Adjustment and Retraining Notification Act);

         o    of defamation or other torts;

         o    of violation of public policy;


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James A. Cunningham, Jr.
October 16, 2002
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         o    for wages, bonuses, incentive compensation, vacation pay or any other compensation or benefits; and

         o for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney's fees;

PROVIDED, however, that this release shall not affect your rights under this Agreement, your rights under the May 21, 1997 split dollar life insurance agreement between you and Berkshire Bank, or your rights to receive a distribution of your vested account balances under the 401(k) Plan, ESOP and the Supplemental Plan.

You agree that you shall not seek or accept damages of any nature, other equitable or legal remedies for your own benefit, attorney's fees, or costs from any of the Releasees with respect to any Claim. As a material inducement to Berkshire to enter into this Agreement, you represent that you have not assigned to any third party and you have not filed with any agency or court any Claim released by this Agreement.

               (b) BY BERKSHIRE. Berkshire, on behalf of itself and its predecessors, successors, assign, directors (but only in their capacities as directors of Berkshire) and officers (but only in their capacities as officers of Berkshire) voluntarily and irrevocably release and discharge you and your successors, assigns, heirs, and survivors from any and all charges, complaints, claims, promises, agreements, causes of action, damages and debts (including attorney's fees and costs actually incurred) which any of them have, claim to have, ever had or ever claimed to have had against you through the date hereof, known or unknown, which relate to good faith acts or omissions by you during the course of your employment with Berkshire undertaken or not undertaken in the reasonable belief that such acts or omissions were in the best interest of Berkshire.

         10.   NONDISPARAGEMENT

         You agree not to make any disparaging statements concerning Berkshire or any of its affiliates or current or former officers, directors, shareholders, employees or agents. You further agree not to take any actions or conduct yourself in any way that would reasonably be expected to affect adversely the reputation or goodwill of Berkshire or any of its affiliates or any of its current or former officers, directors, shareholders, employees or agents. Berkshire will instruct the members of its Board of Directors and its executive management not to take any action or make any statement, written or oral, which disparages or criticizes you or your management and business practices. The provisions of this Section 10 shall not apply to any truthful statement required to be made by you or Berkshire, as the case may be, in any legal proceeding or governmental or regulatory investigation.


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James A. Cunningham, Jr.
October 16, 2002
Page 6


         11.   FUTURE COOPERATION

         You agree to cooperate reasonably with Berkshire and all of its affiliates (including its outside counsel) in connection with the contemplation, prosecution and defense of all phases of existing, past and future litigation, regulatory or administrative actions about which Berkshire believes you may have knowledge or information. You further agree to make yourself available at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by Berkshire's counsel. Berkshire shall not utilize this Section 11 to require you to make yourself available to an extent that would unreasonably interfere with full-time employment responsibilities that you may have. You agree to appear without the necessity of a subpoena to testify truthfully in any legal proceedings in which Berkshire calls you as a witness. Berkshire shall also reimburse you for any pre-approved reasonable business travel expenses that you incur on Berkshire's behalf as a result of your litigation cooperation services, after receipt of appropriate documentation consistent with Berkshire's business expense reimbursement policy. You further agree that you shall not voluntarily provide information to or otherwise cooperate with any individual or entity that is contemplating or pursuing litigation against any of the Releasees or that is undertaking any investigation or review of any of the Releasees' activities or practices; PROVIDED, however, that you may participate in or otherwise assist in any investigation or inquiry conducted by the EEOC or the Massachusetts Commission Against Discrimination or other state agency. Notwithstanding the foregoing, this provision shall not apply to the extent that your breach of this Agreement consists of initiating a legal action in which you contend that the release set forth in Section 9(a) is invalid, in whole or in part, due to the provisions of 29 U.S.C. ss.626(f).

         12.   SUSPENSION OR TERMINATION OF PAYMENTS

         In the event that you fail to comply in a material manner with any of your obligations under this Agreement, in addition to any other legal or equitable remedies it may have for such breach Berkshire shall have the right to terminate or suspend its payments to you under this Agreement. The termination or suspension of such payments in the event of such breach by you will not affect your continuing obligations under this Agreement. Notwithstanding the foregoing, this provision shall not apply to the extent that your breach of this Agreement consists of initiating a legal action in which you contend that the release set forth in Section 9(a) is invalid, in whole or in part, due to the provisions of 29 U.S.C. ss. 626(f).

         13.   LEGAL REPRESENTATION

         This Agreement is a legally binding document and your signature will commit you to its terms. You acknowledge that you have been advised to discuss all aspects of this Agreement with your attorney, that you have in fact retained a personal attorney who has reviewed this Agreement and represented you concerning it, that you have carefully read and fully understand all of the provisions of this Agreement and that you are voluntarily entering into this Agreement. Berkshire represents and warrants to you that all requisite company authority, and all other consents necessary for the execution of this Agreement, have been duly adopted and obtained,



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James A. Cunningham, Jr.
October 16, 2002
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and Berkshire has the full right, power and authority to execute, deliver, and carry out the terms and conditions of this Agreement and all other documents to be executed pursuant to, or in connection with, this Agreement.

         14.   ENFORCEMENT

               (a) JURISDICTION. You and Berkshire hereby agree that the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim for violation of this Agreement. With respect to any such court action, you (i) submit to the jurisdiction of such courts, (ii) consent to service of process, and (iii) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.

               (b) RELIEF. You agree that it would be difficult to measure any harm caused to Berkshire that might result from any breach by you of your promises set forth in Sections 6, 7, 8, 9, or 10 and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, you agree that if you breach, or propose to breach, any portion of your obligations under Sections 6, 7, 8, 9, or 10, Berkshire shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to Berkshire and without the necessity of posting a bond. In the event that Berkshire prevails in any action to enforce Section 6, 7, 8, 9, or 10, then you also shall be liable to Berkshire for attorney's fees and costs incurred by Berkshire in enforcing such provision(s). In addition, in the event that you breach any portion of Section 8, you agree that the restrictions of Section 8 shall remain in effect for the period of such breach notwithstanding the period of one (1) year set forth above and you further agree that the same restrictions shall apply for a period of one (1) year commencing effective upon the cessation of any such breach.

         15.   INDEMNIFICATION

         Berkshire shall indemnify you (and your heirs, executors and administrators) to the fullest extent permitted under Delaware law against all expenses and liabilities reasonably incurred by you in connection with or arising out of any action, suit, or proceeding in which you may be involved by reason of your having been a director or officer of Berkshire (whether or not incurred before or after the Resignation Date). Such expenses and liabilities will include, but will not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements. Any payments made to you pursuant to this Section 15 are subject to and conditioned on compliance with 12 U.S.C. ss. 1828(k) and 12 C.F.R. Part 359 and any rules or regulations promulgated thereunder.

         16.   NOTICES, ACKNOWLEDGMENTS AND OTHER TERMS

               (a) You are advised to consult with an attorney before signing this Agreement.



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James A. Cunningham, Jr.
October 16, 2002
Page 8


               (b) You acknowledge and agree that Berkshire's promises in this Agreement constitute consideration in addition to anything of value to which you are otherwise entitled by reason of the termination of your employment.

               (c) You acknowledge that you have been given the opportunity, if you so desired, to consider this Agreement for twenty-one (21) days before executing it. If not signed by you and returned to Robert Wells so that it is received by close of business on the twenty-second (22nd) day after your receipt of the Agreement, this Agreement will not be valid. In addition, if you breach any of the conditions of the Agreement within the twenty-one (21) day period, the offer of this Agreement will be withdrawn and your execution of the Agreement will not be valid. In the event that you execute and return this Agreement within twenty-one (21) days or less of the date of its delivery to you, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this letter agreement for the entire twenty-one (21) day period. Berkshire acknowledges that for a period of seven (7) days from the date of the execution of this Agreement, you shall retain the right to revoke this Agreement by written notice delivered to Robert Wells before the end of such period. This Agreement shall become effective upon the expiration of such revocation period (the "Effective Date"). You acknowledge that the Bank may elect to accept your resignation and announce it publicly at any time after you tender a signed copy of this Agreement.

               (d) By signing this Agreement, you acknowledge that you are doing so voluntarily and knowingly, fully intending to be bound by this Agreement. You also acknowledge that you are not relying on any representations by us or any other representative of Berkshire concerning the meaning of any aspect of this Agreement. You understand that this Agreement shall not in any way be construed as an admission by Berkshire of any liability or any act of wrongdoing whatsoever by Berkshire against you and that Berkshire specifically disclaims any liability or wrongdoing whatsoever against you on the part of itself and its respective officers, directors, shareholders, employees and agents. You understand that if you do not to enter into this Agreement and bring any claims against Berkshire, Berkshire will dispute the merits of those claims and contend that it acted lawfully and for good business reasons with respect to you.

               (e) In the event of any dispute, this Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either you or Berkshire.

               (f) Except to the extent that the law of Delaware will establish the scope of Berkshire's obligations to indemnify you pursuant to Section 15 of this Agreement, the law of the Commonwealth of Massachusetts will govern any dispute about this Agreement, including any interpretation or enforcement of this Agreement.

               (g) In the event that any provision or portion of a provision of this Agreement shall be determined to be illegal, invalid or unenforceable, the remainder of this Agreement shall be enforced to the fullest extent possible and the illegal, invalid or unenforceable provision or


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James A. Cunningham, Jr.
October 16, 2002
Page 9



portion of a provision will be amended by a court of competent jurisdiction to reflect the parties' intent if possible. If such amendment is not possible, the illegal, invalid or unenforceable provision or portion of a provision will be severed from the remainder of this Agreement and the remainder of this Agreement shall be enforced to the fullest extent possible as if such illegal, invalid or unenforceable provision or portion of a provision was not included.

               (h) This Agreement may be modified only by a written agreement signed by you and authorized representatives of Berkshire.

               (i) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter, except for the May 21, 1997 split dollar life insurance agreement between you and Berkshire Bank (except to the extent this Agreement expressly modifies that split dollar life insurance agreement).

               (j) This Agreement shall be binding upon each of the parties and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of each party and to their heirs, administrators, representatives, executors, successors, and assigns.

Please indicate your agreement to the terms of this Agreement by signing and returning to me the original of this letter within the time period set forth above.

Very truly yours,

BERKSHIRE BANK



By:  /s/ Robert A. Wells                       October 16, 2002
     ---------------------------------         -------------------------------
     Title: Chairman                           Date


BERKSHIRE HILLS BANCORP, INC.

By:  /s/ Robert A. Wells                       October 16, 2002
     ---------------------------------         -------------------------------
     Title: Chairman                           Date

You are advised to consult with an attorney before signing this Agreement. The foregoing is agreed to and accepted by:


/s/ James A. Cunningham, Jr.                   October 16, 2002
------------------------------------           -------------------------------
James A. Cunningham, Jr.                         Date